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Exhibit 99.1

LATTICE SEMICONDUCTOR COMPLETES ACQUISITION OF THE FPGA BUSINESS OF AGERE SYSTEMS

        HILLSBORO, Ore. - January 18, 2002 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced that it has completed its previously announced acquisition of the FPGA business of Agere Systems (NYSE: AGR.A) for $250 million in cash. The acquisition was financed through cash on hand.

        As previously reported, Lattice expects the transaction to be accretive to the Company's 2002 proforma earnings before goodwill. Lattice management will provide additional commentary on the acquisition during the Company's regularly scheduled quarterly earnings conference call at 5:30 am, Pacific Standard Time, on January 24, 2002. Investors may access this call live via the web at www.on24.com/clients/default/event.html?eventid=147

        Statements in this news release looking forward in time are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties, including the effect of changing general economic conditions, the effect of semiconductor market conditions, product demand and market acceptance risks, risks associated with dependencies on silicon wafer suppliers, risks related to the Agere FPGA acquisition and its integration with Lattice, the impact of competitive products and pricing, technological and product development risks and other risk factors detailed in the Company's Securities and Exchange Commission filings. Actual results may differ materially from forward-looking statements.

        Oregon-based Lattice Semiconductor Corporation designs, develops and markets the broadest range of high-performance ISPTM programmable logic devices (PLDs) and offers total solutions for today's advanced logic designs.

        Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in the communication, computing, industrial and military end markets. Company headquarters are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124 USA; Telephone (503) 268-8000; FAX (503) 268-8037. For more information access our web site at: www.latticesemi.com.

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        Lattice Semiconductor Corporation, L (& design), Lattice (& design), in-system programmable, ISP and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

For more information contact:

(Investors/Financial Press)
Steve Skaggs
Senior Vice President & Chief Financial Officer
Lattice Semiconductor Corporation
(503) 268-8000

(Electronics Industry Press)
Stan Kopec
Vice President Marketing
Lattice Semiconductor Corporation
(503) 268-8000

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LATTICE SEMICONDUCTOR COMPLETES ACQUISITION OF THE FPGA BUSINESS OF AGERE SYSTEMS